Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 23, 2008, relating to the consolidated financial statements and financial statement schedules of PNA Group Holding Corporation (Successor) and our report dated April 23, 2007, relating to the consolidated financial statements and financial statement schedule of PNA Group, Inc. (Predecessor), which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

May 28, 2008